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                          CONSULTING/RETAINER AGREEMENT

         This Agreement (the "Agreement") is made and entered into as of the 26th day of August, 2004 ("Effective Date"), by and between Synova Healthcare, Inc., a Delaware corporation having offices at Rose Tree Corporate Center, 1400 North Providence Road, Suite 6010, Building II, Media, PA 19063 ("Client" or "SHI"), and KSR Associates, Inc. ("KSRA"), a Delaware corporation having offices at 13 Laetitia Lane, Landenberg, PA 19350 ("Consultant") jointly referred to as "the Parties".

         WHEREAS Client is both considering and seeking the infusion of financial resources and advice regarding the best sources and ways to approach entities, hereinafter collectively referred to as "Targets", amenable to Capital Infusions, Capital Transactions and Licensing Agreements; and,

         WHEREAS KSRA is prepared to provide assistance to Client on these matters;

         The Parties have agreed that an advisory and consulting relationship will be jointly beneficial and have entered into the following Agreement to reflect the Parties' understandings.

         NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable legal consideration, the Parties hereby agree as follows:

                                SERVICES OF KSRA

         KSRA agrees to provide such consulting and advisory services as are necessary to assist Client in developing a comprehensive and complete business and marketing approach with respect to identifying Targets and entering into acceptable business transactions ("Consulting Services").

         1. Definitions.

            (a) Capital Infusion. For the purposes of this Agreement, "Capital Infusion" (sometimes referred to herein as "CI") shall mean any form of equity financing made available to and accepted by Client, including, but not limited to, equity of any type, where such Capital Infusion is effectuated by a Closing during the term of this Agreement.

            (b) Licensing Agreement. For the purposes of this Agreement, the term "Licensing Agreement" (sometimes referred to herein a "LA") is any arrangement, effectuated by a written agreement during the term of this Agreement, whereby Client grants permission to any person or legal entity to use its proprietary technology, patents, or know-how, in return for any form of compensation, including, but not limited to, cash or stock.

            (c) Capital Transaction. For the purposes of this Agreement, the term "Capital Transaction" (sometimes referred to herein as "CT") is any arrangement effectuated by a Closing during the term of this Agreement whereby Client either:


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                  (i)   acquires any equity position in or significant debt of
                        another business;

                  (ii)  acquires all, or substantially all, of another business;

                  (iii) sells all, or a portion of, its assets; or

                  (iv) merges into another business entity or has another business entity merged into Client,

                  (v) grants permission to any legal entity to use its proprietary technology, patents, or know-how, in return for any form of compensation, including but not limited to cash or stock.

            (d) Closing or Closings. The terms "Closing" or "Closings" shall mean the consummation and funding of an LA or CI or CT, whether the same is completed in one or multiple sessions.

         2. Outline of Services to be Provided by KSRA. In consideration for the agreements and undertakings of Client set forth herein including, but not limited to, the payment of the Retainer Fee to be paid to KSRA hereunder, KSRA will be available to provide Client with the following Consulting Services:

            (a) Define the objectives of the Client and its principal investors and shareholders and assist in the process of identifying and initiating those strategies that will achieve such objectives;

            (b) Assist Client in the preparation of documentation and materials suitable for presentation to potential strategic partners, alliance partners, vendors and professional investors;

                  (i) Deliverables will include summary documents, supportive research, investor presentations "road shows" and correspondence materials;

            (c) Develop a comprehensive funding strategy, which focuses on funding initiatives that are most favorable to protecting current shareholder value;

                  (i) Identify Targets and obtain from Client its goal, acceptable valuation, and priorities as related to forms of transaction;

                  (ii) Assist in the qualification and negotiation with potential Targets for the purpose of Closing one or more transactions, including but not limited to Capital Infusions and Licensing Agreements;

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            (d)   Coordinate the due diligence necessary to close a Capital
                  Infusion, Licensing Agreement, or any other form of transaction contemplated in this Agreement;

         3. Exclusivity - Capital Infusion Transactions. Except as set forth herein, Client understands and agrees that during the term of this Agreement, KSRA shall serve as the exclusive consultant of Client hereunder in regard to Capital Infusion transactions, and that Client will disclose all contacts, negotiations, understandings, or agreements it has entered into to KSRA, and KSRA shall continue dialogue or negotiations with both Client's previous contacts or any Targets with the goal of completing transaction(s), which transaction(s) shall be subject to the applicable provisions of Section 4 hereof. It is further understood, however, that KSR shall not be entitled to fees on capital raised from existing shareholders (or their affiliates or family members) or from any of the targets identified in writing by directors of the Client within thirty (30) days of the date hereof where KSR is not involved in the Capital Infusion process.

         4. Fees.

            (a) Upon the execution of this Consulting/Retainer Agreement by the Parties, SHI shall pay KSRA as a non-refundable Retainer Fee, for value received, ten thousand (10,000) shares of common stock. The Parties understand and agree that the Retainer Fee shall be paid in consideration of KSRA Consulting Services as described in Section 2 herein, and that KSRA will make its best efforts to identify and introduce Client to Targets that it reasonably believes may provide capital, resources or revenue for SHI. Should these effort fail to result in the infusion of such financial resources or should such infusion occur as a result of the efforts of a third party, then KSRA shall have no obligation to repay such Retainer Fee, provided it has fulfilled its obligations as defined by this Agreement,

            (b) In consideration of the performance of its services hereunder, and, if Targets identified and introduced by KSRA result in either a Capital Infusion and/or a Capital Transaction and/or a Licensing Agreement for Client, KSRA shall be paid the following fees:

                  (i) Capital Infusion. SHI shall pay KSRA seven percent (7%) of the aggregate face amount of each such CI, plus a five year warrant to purchase, at the exercise price of the capital round of the CI, shares of common stock in SHI equal to ten percent (10%) of the aggregate number of shares sold in such Capital Infusion;

                  (ii) Licensing Agreement. Fees for any Licensing Agreement entered into by SHI resulting from Target(s) identified, introduced, or facilitated by KSRA shall be negotiated by the Parties on a case by case basis;

                  (iii) Capital Transaction. For any CT, SHI shall pay KSR five percent (5%) of the first Two Million Dollars ($2,000,000) of consideration received by SHI or its stockholders; four percent (4%) of the next Two Million Dollars ($2,000,000); three percent (3%) of the next Two Million Dollars ($2,000,000); two percent (2%) of the next Two Million Dollars ($2,000,000); and one percent (1%) of any excess.

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            (c)   The Parties understand and agree that payment of such fees by
                  Client to KSRA will be cumulative in regard to a CI, CT or LA outlined in a single transaction. In the event that multiple targets syndicate or act separately to provide an infusion of capital into Client within one set of executed documents, such infusion will be construed as a single transaction. However, subsequent transactions by Targets identified and introduced by KSRA will be treated as new transactions and paid on a non-cumulative basis according to the fee schedule described in Section 4 and all sub-sections of Section 4 herein;

            (d) Such fees net of any prepayments including, but not limited to the Retainer Fee, will be paid to KSRA at the Closing of each such transaction. In a single arrangement with multiple Closings, KSRA shall be paid at each Closing the proportionate part of its Consulting Fee which reflects that proportion of the aggregate value involved in such Closing;

            (e) In the event that Client agrees with any Target to a deferred or delayed payment arrangement such as a stock option, stock warrant or other staged or seriatim Capital Infusion, Capital Transaction or any other form of transaction contemplated herein, then KSRA shall be entitled to receive, at the Closing on each such action, its relevant Consulting Fee adjusted to reflect the total value received by Client in connection with the aggregate amount Client receives from such seriatim Closings taken as a whole to the date of each deferred Closing;

            (f) KSRA shall be paid its Consulting Fee on each arrangement for CI or CT. An "arrangement" for purposes of calculating KSRA's fees shall be a CI or CT with or without multiple Closings, where such transaction is detailed in one set of executed documents. However, amendments which extend or enlarge or diminish the transaction shall be treated as part of the original transaction and hence part of the "arrangement";

            (g) KSRA may employ subagents to assist it in locating Targets. All fees, considerations, and other forms of compensation paid by KSRA to such subagents, are the sole responsibility of KSRA, and Client shall have no obligation under this Agreement to pay any third party.

            (h) All warrants or shares paid to KSRA under this Agreement shall be transferable and assignable,

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         5. Out-of-pocket Expenses. In addition to the fees described herein,
Client agrees to reimburse KSRA, upon request from time to time, for all reasonable out-of-pocket expenses incurred by KSRA including, but not limited to printing, reproduction, and travel. All expenses exceeding Four Hundred Dollars ($400) must be approved by Client in advance of KSRA incurring such expenses.

         6. Results. This project will involve the gathering and analysis of data and the formulation of ideas as to the possible pathways to Client's goals. KSRA offers no assurances as to results for Client from following its consulting advice.

         7. Effective Date and Term and Termination.

            (a) The effective term of this Agreement shall commence as of the date of execution hereof, and shall continue in full force for one hundred twenty (120) days. The agreement will automatically renew for additional terms of sixty (60) days, unless terminated in writing by either party, thirty (30) days in advance of such renewal. It is understood and agreed that Client indemnifies and will hold harmless KSRA against any claims by any other financial advisory organizations should KSRA's Agreement with Client or its actions hereunder infringe upon any such organization's rights or prior arrangements with Client.

            (b) Notwithstanding the foregoing, this Agreement may be terminated at any time by either party upon delivery to the non-terminating party of written notice to such effect given by Certified Mail return receipt requested not less than sixty
                  (60) days prior to the date on which this Agreement is to terminate. This Agreement may also be terminated immediately through the transmission of a notice of termination by "fax", upon the material breach by either party of any agreement, covenant, representation or warranty contained herein, or upon the bankruptcy, insolvency or the filing of any voluntary or involuntary petition for bankruptcy by or against either party hereto. However, in the event of termination, no fees or warrants paid or owing pursuant to Section 4 shall be withheld and the provision for such fees or warrants shall survive such termination.

            (c) Termination of this Agreement by either party for any reason shall not relieve the Client of its obligation to pay any compensation due to KSRA after termination of this Agreement, provided KSRA's right to receive such compensation arises out of services performed by it hereunder, prior to such date of termination, and any such CI or CT or LA is consummated within eighteen (18) months of the termination date.

            (d) The provisions of Sections 3, 4, 5, 6 and 8 hereof shall survive the termination of this Agreement by either party for a period of eighteen (18) months from the termination date.

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         8. Representations and Warranties of the Parties. In entering into this
Agreement, each party hereto shall rely on the representations and warranties of the other party hereto, which representations and warranties are true and correct as of the date hereof, and none of which representations and warranties are materially misleading or omit to state a material fact which, if known to the other party hereto, would reasonably be expected to cause such other party to refrain from entering into this Agreement:

            (a) Each party represents to the other that the following is true and correct as of the date hereof:

                  (i) Such party is a corporation validly organized and existing under the laws of its state or jurisdiction of establishment with full power to enter into, execute and perform this Agreement in accordance with its terms, and the person signing this Agreement for and on behalf of such party is the duly authorized executive officer thereof, holding the position set forth below his name at the end of this Agreement, with full power and authority to enter into, execute and bind such party to this Agreement;

                  (ii) Once executed by such authorized representative, this Agreement shall be the legally binding obligation of such party, enforceable against it by any court of competent jurisdiction in accordance with its terms; and

                  (iii) Such party is not bound by or subject to any law,
                        regulation, order, ruling, judgment, contract, agreement or other arrangement which would prohibit it from entering into or performing this Agreement, or which requires the approval or consent of any third party in connection therewith;

                  (iv) Client warrants to KSRA that information concerning Client furnished to KSRA in connection with KSRA's performance of its services hereunder will be true and substantially complete as of the date such information is furnished to KSRA and will fairly describe the operations and financial structure of Client.

         9. Miscellaneous.

            (a) The Client will not be responsible for any claims, liabilities, losses, damages or expenses, which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of KSRA. The Client also agrees that KSRA shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Client that result primarily from the bad faith or gross negligence of KSRA. The Client will not, without the prior written consent of KSRA, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (and in which KSRA is an actual or potential party to such claim or action).

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            (b)   Nothing herein shall be deemed to make KSRA an agent or
                  employee of Client in any matter whatsoever and KSRA agrees to make clear to all relevant third parties its status as an independent consultant to Client. Client agrees that it will not represent to anyone that KSRA is a principal or participant in any way in Client.

            (c) The laws of the State of Delaware shall govern the validity and interpretation of this Agreement.

            (d) This Agreement sets forth the entirety of the agreement between the parties relative to the subject matter hereof and there are no warranties, promises or assurances of any kind not specified herein.

            (e) This Agreement may not be modified except in writing executed by both parties hereto.

            (f) Notices, except as described in Section 6 herein, shall be in writing and shall be sent certified mail return receipt requested, postage prepaid to the address of the parties specified in this agreement.

            (g) The agreements contained herein shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto.

            (h) For the convenience of the parties, the parties may execute any number of counterparts of this Agreement hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.

            (i) Execution of facsimile transmissions or copies of this Agreement shall be treated and acknowledged by the parties as though they are originals and shall have the same force and effect as originals.

         IN WITNESS WHEREOF, the Parties, intending to be legally bound, hereby agree to the foregoing as of the date first above written.

Synova Healthcare, Inc.               KSR Associates, Inc.


By:      /s/ Stephen E. King          By:      /s/ Kenneth S. Rosenzweig
     ---------------------------             ----------------------------------
         Stephen E. King, CEO                  Kenneth S. Rosenzweig, President
              8/26/04                                August 20, 2004



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January 13, 2005


Mr. Ken Rosenzweig
Mr. Bernie Rudnick
c/o KSR Associates, Inc.
13 Laetitia Lane
Landenberg, PA  19350


Gentlemen:

         Reference is made to that Consulting/Retainer Agreement (the "Agreement") dated August 26, 2004, between KSR Associates, Inc. ("KSR") and Synova Healthcare, Inc. (the "Company"). Pursuant to the Agreement, KSR is entitled to commissions on financing and related activities of the Company. The Company has agreed to merge with Synova AGBL Merger Sub, Inc., a wholly-owned subsidiary of Advanced Global Industries Corporation ("AGBL"), pursuant to an agreement and Plan of Merger dated the date hereof among the Company, Synova AGBL Merger Sub, Inc., and AGBL (the "Merger"). Concurrently with the consummation of the Merger, AGBL intends to raise up to an aggregate of $3,500,000 in equity financing on substantially the terms set forth on Exhibit A (the "Financing"). In connection with the Merger and the Financing, and as an inducement to the Company engaging in the Merger and the Financing, KSR has agreed to a modified fee structure under the Agreement. Accordingly, the parties agree as follows with the intent to be legally bound:

         1. Fees. Notwithstanding anything contained in Section 4.b. of the Agreement to the contrary, KSR shall only be entitled to the following compensation in connection with the Merger and the Financing:

                  (a) a cash payment equal to two percent (2%) of the total aggregate amount of cash proceeds raised in the Financing, such amount to be paid in cash at the closing of the Financing;

                  (b) 40,132 shares of Company common stock (the "Equity"), which shares are being issued to KSR concurrently with the execution of this Letter, but which will be subject to forfeiture if KSR does not comply with the conditions in Section 3 below.

         2. KSR acknowledges and agrees that, other than as described in Section 1 above, the Company has no obligations to KSR in connection with the Merger and Financing (and transactions ancillary thereto), including without limitation, any obligation to make any payments or issue any securities. KSR hereby expressly releases the Company from any other obligations it may have to KSR (under the Agreement or otherwise) in connection with the Merger or Financing.


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January 12, 2005
Page 2



         3. The Equity issued to KSR under Section 1(a) above shall be subject to forfeiture in the event that (i) the Merger is not consummated on or before February 15, 2005 or (ii) KSR fails to continuously honor its obligations to the Company under the Agreement after the date hereof. If the Merger is not consummated on or before February 15, 2005, then KSR shall promptly transfer the Equity back to the Company. If the Company determines, in its sole but reasonable discretion, that KSR has failed to honor its obligations under the Agreement, it may notify KSR of such determination and request that KSR forfeit the Equity, in which case KSR shall promptly transfer the Equity back to the Company. If the Merger is not consummated by February 15th, 2005, the original Agreement will be reinstated.

         Please acknowledge your agreement to the terms and provisions set forth in this Letter above by executing it in the space provided below.

                                   SYNOVA HEALTHCARE, INC.


                                   By: /s/ Stephen E. King
                                      ----------------------------------------
                                      Stephen E. King, Chief Executive Officer


Agreed to and Accepted as
of the Date Written Above:

KSR ASSOCIATES, INC.


By: /s/ Kenneth S. Rosenzweig
   ----------------------------------
         Name: Kenneth S. Rosenzweig
         Title: President